Exhibit 99.1

FOR IMMEDIATE RELEASE

David Hastings, 302-498-6883

or

Pamela M. Murphy, 302-498-6944

Incyte Announces Pricing of Common Stock Offering

Wilmington, DE – November 1, 2004 - Incyte Corporation (Nasdaq: INCY) today announced that it has agreed to sell 9 million shares of its common stock, at a price to the public of $9.75 per share, pursuant to Incyte’s effective shelf registration statement. Morgan Stanley & Co. Incorporated is acting as the sole underwriter for the offering. Incyte has granted the underwriter a 30-day option to purchase up to 1.35 million additional shares of its common stock to cover over-allotments, if any. Incyte anticipates using the net proceeds from the offering for general corporate purposes, including the repayment of outstanding debt and research and development activities.

Copies of the prospectus and prospectus supplement relating to the public offering may be obtained from Morgan Stanley, Attention: Prospectus Department, 1585 Broadway, New York, New York, 10036, telephone 212-761-8570.

About Incyte

Incyte Corporation is a Wilmington, Delaware based drug discovery and development company with a pipeline of oral compounds to treat HIV, inflammation, cancer and diabetes. The company’s most advanced product candidate, Reverset(TM), is an oral, once-a-day therapy in Phase II clinical trials to treat patients with HIV infections. The company’s lead internal compound, INCB3284, is a proprietary, oral CCR2 antagonist in Phase I development that may have therapeutic value in a number of chronic inflammatory diseases. Incyte has several other early drug discovery programs underway and a proteomic information business based in Beverly, Massachusetts.

Except for the historical information contained herein, the matters set forth in this press release, including the anticipated use of proceeds from the offering and the expected utility of the company’s product candidates, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including developments affecting Incyte’s research and development activities, the results of further research and development, general market conditions that may affect the repayment of outstanding debt, unanticipated cash requirements, and other risks detailed from time to time in Incyte’s SEC reports, including its Quarterly Report on Form 10-Q for the three months ended June 30, 2004. Incyte disclaims any intent or obligation to update these forward-looking statements.